CMA Muni-State Municipal Series Trust
Series Number: 4
File Number: 811-5011
CIK Number: 810598
CMA California Municipal Money Fund
For the Period Ending: 09/30/2000

Pursuant to Exemptive Order Release No. IC-18748 dated June 12, 1992, the following schedule enumerates the transactions with Merrill Lynch Money Markets Incorporated, for the six months ended September 30, 2000.

Purchases (In Thousands)

Transaction	Face	Security		Due
Date	Amount	Description	Rate	Date

06/26/2000	$ 25,000	Newport Beach California	4.70%	12/01/2029
07/17/2000	30,000	California Housing Finance Agency	4.30	02/01/2026
07/31/2000	5,000	Puerto Rico Comwlth	3.95	12/01/2015
08/25/2000	3,000	Puerto Rico Comwlth	3.80	12/01/2015
09/08/2000	10,000	California Housing Fin Agency	2.05	02/01/2035
09/11/2000	8,665	California Housing Fin Agency	2.65	02/01/2026
09/25/2000	9,000	Los Angeles California Uni Sch	4.35	12/01/2017

Last Updated on 11/28/2000
By Win95 User